EXHIBIT 10.4a

AMENDMENT NO. 2 TO

THE PMI GROUP, INC. RETIREMENT PLAN

(July 30, 2002 Restatement)

THE PMI GROUP, INC. (the “Company”), having established The PMI Group, Inc. Retirement Plan (the “Plan”) effective as of April 1, 1995, having amended and restated the Plan in its entirety most recently effective as of July 30, 2002, and having amended the restated Plan on one subsequent occasion, hereby again amends the restated Plan, as follows:

1.	Section 9.02 is amended in its entirety to read as follows:

9.02	Involuntary Lump Sum Payment. If at any time a Participant has incurred a Termination but has not begun to receive benefit payments, and is entitled to a benefit (whether Early, Normal, or Postponed) or to a Deferred Vested Benefit, or a Beneficiary is entitled to a death benefit hereunder, that has an Actuarial Equivalent value of $1,000 or less, the Actuarial Equivalent value shall be paid to such Participant or Beneficiary in a lump sum in lieu of, and in full satisfaction of, his benefit under this Plan. Neither the consent of the Beneficiary, the Participant nor of his Spouse shall be necessary to make such payment. Upon the making of such payment, neither the Beneficiary, the Participant nor his Spouse shall have any further benefit under this Plan. Participants deemed to have a zero accrued account benefit at Termination shall be deemed to have been cashed out under this Section 9.02.”

2.	This Amendment No. 2 to the restated Plan shall be effective as of March 28, 2005.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 2 to the restated Plan on the date indicated below.

THE PMI GROUP, INC.

By:	/s/ Charles Broom
Its:	Senior Vice President
Dated:	March 10, 2005